As filed with the Securities and Exchange Commission on September 29, 1995
                                                Registration No. 33-
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                         SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
                                   ---------------
                                      Form  S-8
                               REGISTRATION STATEMENT
                                         Under
                              THE SECURITIES ACT OF 1933
                                   ---------------
                               CADIZ LAND COMPANY, INC.
              (Exact name of registrant as specified in its charter)

                    Delaware                             77-0313235
          (State or other jurisdiction of              (IRS Employer
           incorporation or organization)           Identification No.)

                        10535 Foothill Boulevard, Suite 150
                        Rancho Cucamonga, California 91730
                      (Address of principal executive offices)

                                  Keith Brackpool
                        10535 Foothill Boulevard, Suite 150
                         Rancho Cucamonga, California 91730
                      (Name and address of agent for service)

                                  (909) 980-2738
           (Telephone number, including area code, of agent for service)

                            -------------------------
                           Copies of communications to:
                           HOWARD J. UNTERBERGER, ESQ.
                              J. BRAD WIGGINS, ESQ.
                                Miller & Holguin
                      1801 Century Park East, Seventh Floor
                           Los Angeles, California 90067
                                  (310) 556-1990
                            -------------------------

          Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement


                          CALCULATION OF REGISTRATION FEE
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                                           Proposed    Proposed
                                Amount      Maximum    Maximum
                                To Be       Offering   Aggregate    Amount of
   Title of Securities        Registered   Price Per   Offering    Registration
    to Be Registered            (1)(3)      Unit(2)    Price(2)       Fee (2)
-------------------------------------------------------------------------------
Common Stock, no par value   27,778 shares   $0.75  $   20,833.50    $  7.19
Common Stock, no par value  100,000 shares   $1.25  $  125,000.00    $ 43.10
Common Stock, no par value  150,000 shares   $4.25  $  637,500.00    $219.83
Common Stock, no par value  127,500 shares   $5.00  $  637,500.00    $219.83
--------------------------------------------------------------------------------
         Total                                      $1,420,833.50    $489.95
--------------------------------------------------------------------------------
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 (1)     All of such shares (the "Shares") underlie options (the "Options")
         that were granted to present and former directors, officers, employees and consultants of the Registrant.

 (2) Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the aggregate offering price and the amount of the fee have been computed on the basis of the actual exercise price of the Options.

 (3) Also registered hereunder are an indeterminate number of additional shares of Common Stock which may become issuable by virtue of the anti-dilution provisions of the Options.

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                                 PART I


            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended (the "Securities Act"), but will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.



                              PART II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference.

          The following documents are incorporated by reference in this Registration Statement:

          (a) The Registrant's annual report on Form 10-K for the fiscal year ended March 31, 1995.

          (b) The Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 1995.

          (c)  The Registrant's report on Form 8-K dated May 1, 1995.

          (d) The description of the Registrant's class of Common Stock which is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which description is set forth in Item 1 of the registration statement on Form 8-A filed under the Exchange Act on May 8, 1984, and updated in reports on Form 8-K dated May 9, 1988 and May 6, 1992.

          In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.


Item 4.   Description of Securities.

          Not applicable.


Item 5.   Interests of Named Experts and Counsel.

          Certain legal matters in connection with the issuance of the securities offered hereby will be passed upon for the Registrant by Miller & Holguin, attorneys at law, Los Angeles, California.

          The consolidated financial statements and schedules of the Registrant included in this Registration Statement have been included in reliance upon the report of Price Waterhouse, independent accountants, and upon the authority of that firm as experts in accounting and auditing.


Item 6.   Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law permits the Registrant's Board of Directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

          The Registrant's Bylaws provide for mandatory indemnification of directors and officers of the Registrant, and those serving at the request of the Registrant as directors, officers, employees, or agents of other entities (collectively, " Agents"), to the maximum extent permitted by law. The
          Bylaws provide that such indemnification shall be a contract right between each Agent and the Registrant.


Item 7.   Exemption from Registration Claimed.

          Not applicable.


Item 8.   Exhibits.

          The following documents are filed or incorporated by reference as part of this Registration Statement:

           4.1   Specimen Form of Stock Certificate(1)

           5.1   Opinion of Miller & Holguin(2)

          10.1   Option Agreement dated April 20, 1995
                 between Registrant and David Peterson(2)

          23.1   Consent of Price Waterhouse LLP(2)

          23.2   Consent of Miller & Holguin
                 (included in Exhibit 5.1)(2)

 ------------------------------

 (1) Previously filed as Exhibit to the Registrant's Report on Form 8-K dated May 6, 1992, and incorporated herein by reference.

 (2) Filed herewith.



Item 9.  Undertakings.

         The undersigned registrant hereby undertakes:

         (a)  (1)   To file, during any period in which offers
                    or sales are being made, a post-effective amendment to this registration statement:

                    (i)    To include any prospectus required by
                           section 10(a)(3) of the Securities Act
                           of 1933 (the "Securities Act");

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    Provided, however, that paragraphs (a)(1)(i) and
                    (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities
                    Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

        (b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.






                               SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Cucamonga, State of California, on the 28th day of September, 1995.

                               CADIZ LAND COMPANY, INC.


                           By: /s/ Keith Brackpool
                               ---------------------------
                               Keith Brackpool
                               Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                      Title                   Date
        ---------                      -----                   ----


/s/ Dwight W. Makins
--------------------------      Chairman of the Board      Sept. 28, 1995
Dwight W. Makins                and Director


/s/ Keith Brackpool
--------------------------      Chief Executive Officer    Sept. 28, 1995
Keith Brackpool                 and Director
                                (Principal Executive
                                Officer)


/s/ J.F.R. Hammond
--------------------------      Director                   Sept. 28, 1995
J.F.R. Hammond


/s/ Stephen D. Weinress
--------------------------      Director                   Sept. 28, 1995
Stephen D. Weinress


/s/ Susan K. Chapman
--------------------------      Chief Financial Officer    Sept.  28, 1995
Susan K. Chapman                and Secretary
                                (Principal Financial
                                and Accounting Officer)




                             EXHIBITS INDEX



     Exhibit
     Number                  Exhibit
     -------                 -------


       5.1         Opinion of Miller & Holguin

      10.1         Option Agreement dated April 20, 1995
                   between the registrant and
                   David Peterson

      23.1         Consent of Price Waterhouse LLP

      23.2         Consent of Miller & Holguin
                   (included in Exhibit 5.1)






                     [MILLER AND HOLGUIN LETTERHEAD]




                            September 28, 1995





Cadiz Land Company, Inc.
10535 Foothill Boulevard
Suite 150
Rancho Cucamonga, California 91730

Re:  Cadiz Land Company, Inc. (the "Company") -
     Registration on Form S-8

Ladies and Gentlemen:

Our opinion has been requested in connection with the registration statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about
September 28, 1995 ("Registration Statement") relating to the offer and sale of 405,278 shares of the Company's no par value common stock (the "Shares") pursuant to outstanding option agreements ("Option Agreements") held by certain of the Company's present and former employees, officers and directors.

We have examined such corporate records and other documents and have made such examination of law as we have deemed relevant.
Based on and subject to the above, it is our opinion that the Shares, when issued pursuant to the terms of the Option Agreements, will be duly authorized, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

We are delivering this opinion to the Company, and no person other than the Company may rely upon it.

                            Very truly yours,



                            /s/ Miller & Holguin
                            -----------------------
                            MILLER & HOLGUIN

M&H:wp




                             OPTION AGREEMENT

        THIS AGREEMENT is made effective as of April 20, 1995, by and between David Peterson (hereinafter referred to as "Optionee"), and Cadiz Land Company, Inc., a Delaware corporation (hereinafter referred to as "Company").

                                  RECITALS

        WHEREAS, to provide additional incentive for the diligent performance by Optionee of his duties for the Company, the Company desires to grant to Optionee and Optionee is desirous of acquiring an option to purchase shares of the common stock of the Company, subject to the terms and conditions hereinafter set forth;

        NOW, THEREFORE, the parties hereby agree as follows:

        1. Grant of Option. Subject to the terms and conditions hereinafter set forth, the Company hereby gives and grants to Optionee the right and option to purchase all or any part of an aggregate of 50,000 shares of the authorized but unissued common shares of the Company (the "Shares") at the purchase price of $4.25 per share. The options granted hereby shall be conditional, and shall vest, if at all, and shall be immediately exercisable by Optionee, at the discretion of the Board of Directors of the Company, based upon the Board's good faith evaluation of the performance of the agricultural operations of the Company under Optionee's supervision. Such evaluation will take into account, among other things, Optionee's ability to meet the goals and timetables for the Company's agricultural operations as provided in the Company's business plan, in light of the resources allocated by the Company to such operations and external market conditions affecting such operations. The Board may also examine such additional objective and subjective criteria as may be deemed relevant by the Board from time to time. It shall be a further condition to the vesting of the conditional options described herein that, at the time of vesting, Optionee shall be an active employee of the Company. These conditional options shall expire five (5) years from the date hereof.

        2. Exercise of Option. Optionee may exercise any option granted hereunder subsequent to the vesting thereof by notifying the Company in writing of his intention to exercise such option. A closing date shall then be agreed to in good faith no later than 30 days after the notice, at which time Optionee shall pay the purchase price of the Shares being purchased, and the Company shall deliver to Optionee the certificates for Shares duly endorsed. Optionee may purchase all or any part of the Shares subject to options granted hereby subsequent to the vesting thereof.

        3. Representations. The Company represents and warrants to Optionee that Optionee, upon proper exercise, shall receive good and marketable title to the Shares underlying the options being granted hereby, free of all pledges, liens and encumbrances, except as provided in paragraph 4.

        4. Representations and Warranties of Optionee. Optionee hereby represents and warrants that:

            A. The options granted hereby and the Shares which will be purchased by and delivered to Optionee upon exercise of such options are being acquired by Optionee for his own account and not with a view to resale or other disposition thereof.

            B. The options granted hereunder and any Shares which may be issued to Optionee upon the exercise of options granted hereunder are restricted securities, and are not freely tradeable. Optionee will not sell, transfer, or make any other disposition of any option or the Shares to be purchased and delivered to Optionee hereunder upon the exercise of such option unless and until (a) such option or Shares, as applicable, are included in a registration statement or a post-effective amendment under the Securities Act which has been filed by the the Company and declared effective by the Securities and Exchange Commission (the "SEC"), or (b) in the opinion of counsel for the the Company, no such registration statement or post-effective amendment is required, or (c) the SEC has first issued a "no action" letter regarding any such proposed disposition of any option or the Shares.

        5. Federal and State Securities Law Requirements. The obligation of the Company to deliver and transfer the Shares to the Optionee upon any exercise of any option shall be subject to the following:

            A. The Company may require Optionee, as an additional condition of its obligation to deliver the Shares upon exercise of any option hereunder, to make any representations and warranties (including without limit those set forth in Paragraph 4 hereof) with respect to the Shares as may, in the opinion of counsel to the Company, be required to ensure compliance with the Securities Act, the securities laws of any state, or any other applicable law, regulation, or rule of any governmental agency.

            B. Each certificate representing the Shares issued pursuant to this Agreement shall bear whatever legends are required by federal or state law or by any governmental agency. In particular, unless an appropriate registration statement is filed pursuant to the Securities Act with respect to the hares, each certificate representing such Shares shall be endorsed on its face with the following legend or its equivalent:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SECURITIES MAY BE SOLD OR TRANSFERRED ONLY IF THEY HAVE BEEN REGISTERED UNDER SAID ACT OR THERE EXISTS AN EXEMPTION FROM REGISTRATION UNDER SAID ACT OR THE RULES AND REGULATIONS THEREUNDER EVIDENCED BY A NO-ACTION LETTER OR AN OPINION OF COUNSEL TO THE ISSUER OR TO THE HOLDER HEREOF REASONABLY SATISFACTORY TO THE ISSUER.

        6.  Restrictions. Optionee:

            A. Shall not be entitled to any type of dividend declared by the Company, unless and until an option is exercised; and

            B. Shall not be entitled to any voting rights by virtue of an option; and

            C. Acknowledges that the options granted hereby are personal to Optionee and that Optionee may not sell, assign, transfer or otherwise dispose of such options to any other person, other than by way of pledge as security in a bona fide loan transaction or otherwise with the prior written consent of the Company.

        7. Anti-Dilution. If prior to the exercise of any option granted hereunder the Company shall have effected one or more stock split-ups, stock dividends, or other increases or reductions of the number of shares of its common stock outstanding without receiving compensation therefor in money, services or property, the number of Shares of common stock subject to the options hereby granted shall
    (a) if a net increase shall have been effected in the number of outstanding shares of the Company's common stock, be proportionately increased and the cash consideration payable per Share shall be proportionately reduced; and (b) if a net reduction shall have been effected in the number of outstanding shares of the Company's common stock, be proportionately reduced and the cash consideration payable per Share be proportionately increased.

        8. Piggyback Registration Rights. If, during the time which the Optionee is eligible to exercise any options granted hereunder, the Company proposes to file with the Securities and Exchange Commission a registration statement for registration under the Act, the Company will use its best efforts to include in any such filing the Shares underlying Optionee's vested options upon terms and conditions substantially similar to those granted to other holders of the Company's securities who have been granted piggyback registration rights.

        9. Aqreement to Perform Necessary Acts. The parties hereto agree to cooperate fully with one another in executing all documents, certificates, notices, filings and the like and performing all acts reasonably necessary to carry out the intent of this agreement.

       10. Amendments. This agreement may not be modified, amended or changed except by an instrument in writing signed by the parties hereto.

       11. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

       12. Successors. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors, transferees and assignees of the Optionee.

       13. Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed a complete original in itself and may be introduced in evidence or used for any other purpose without the production of any other counterparts.

       14. Litigation and Attorneys' Fees. In the event of any litigation between the parties hereto in connection with this Agreement or to enforce any provision or right hereunder, the unsuccessful party to such litigation shall pay to the successful party the reasonable legal expenses, to include without limitation, attorney's fees, costs and necessary disbursements incurred by the successful party, which costs, expenses and attorneys' fees shall be included as a part of any judgment rendered in such action in addition to any other relief to which the successful party may be entitled.

        IN WITNESS WHEREOF, the parties have executed this Option
    Agreement as of the day and year first above written.

                        OPTIONOR

                        CADIZ LAND COMPANY, INC.


                        By:  /s/ Keith Brackpool
                             ---------------------------------
                             Keith Brackpool, Chief Executive
                             Officer


                        OPTIONEE


                        By:  /s/ David Peterson
                             ---------------------------------
                             David Peterson












                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Cadiz Land Company, Inc. of our report dated June 9, 1995 appearing with the Consolidated Financial Statements included in the Form 10-K for the year ended March 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Scheudles, which appears on page 48 of such Annual Report on Form 10-K.



/s/ Price Waterhouse LLP
------------------------
PRICE WATERHOUSE LLP
Los Angeles, California
September 28, 1995